Exhibit 4.6

CONSENT OF EXPERT

January 7, 2013

I, Leo R. Hwozdyk, P. Eng., hereby consent to (1) the references to my name included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp. in connection with the report entitled “Technical Report on the Elliot Lake Property, Elliot Lake District, Ontario, Canada” dated June 29, 2007 and (2) all other references to the undersigned included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp. dated January 2013.

/s/ Leo R. Hwozdyk
Leo R. Hwozdyk, P.Eng.